Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Enzo Biochem, Inc. and Subsidiaries on Form S-3 (No. 333-220312) and Form S-8 (Nos. 333-87153, 333-89308, 333-123712, 333-172127, 333-197028, and 333-226799) of our reports dated October 15, 2019, on our audits of the consolidated financial statements and financial statement schedule as of July 31, 2019 and 2018 and for each of the years in the three-year period ended July 31, 2019, and the effectiveness of Enzo Biochem, Inc. and Subsidiaries’ internal control over financial reporting as of July 31, 2019, which reports are included in this Annual Report on Form 10-K.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

October 15, 2019